EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Takeda Pharmaceutical Company Limited
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and Rule 457(h)	780,000	$27.46	$21,418,800	0.0000927	$1,986.00
Total Offering Amounts							$1,986.00
Total Fee Offsets							$-
Net Fee Due							$1,986.00

(1)    Shares of common stock (the “Common Stock”) of Takeda Pharmaceutical Company Limited (the “Registrant”) are traded in the United States in the form of American Depositary Shares, each of which represents one-half of one share of Common Stock. American Depositary Shares to be issued pursuant to the Takeda Pharmaceutical Company Limited Stock Compensation Plan for Directors (the “Plan”) have been or will be registered under separate Registration Statements on Form F-6.
(2)    This Registration Statement also shall be deemed to cover an indeterminate number of additional shares of Common Stock which may be offered and issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)    Estimated pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee. The proposed maximum aggregate price per share is based on ¥3,706 per share, the average of the high and low prices per share of Common Stock, as reported on the Tokyo Stock Exchange on June 23, 2022. The average price for Common Stock was translated into U.S. dollars from Japanese yen using an exchange rate of $1.00 = ¥ 134.96 as announced by Bloomberg as of 5 p.m., Eastern Time on June 23, 2022.